UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

PIONEER FLOATING RATE TRUST

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Copies to:

Roger P. Joseph, Esq. Toby R. Serkin, Esq. Morgan, Lewis & Bockius LLP One Federal Street Boston MA 02110 (617) 341-7700	Keith E. Gottfried, Esq. Morgan, Lewis & Bockius LLP 1111 Pennsylvania Avenue, N.W. Washington, DC 20004-2541 (202) 739-3000

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Pioneer Floating Rate Trust, a Delaware statutory trust (the “Fund”), is filing definitive additional materials contained in this Schedule 14A with the U.S. Securities and Exchange Commission (“SEC”) in connection with the Fund’s solicitation of proxies from its shareholders in connection with the matters to be considered at the Fund’s 2020 Annual Meeting of Shareholders and at any and all adjournments, postponements, continuations, and reschedulings thereof (the “2020 Annual Meeting”). In connection with its 2020 Annual Meeting, the Fund filed a definitive proxy statement and a definitive form of WHITE proxy card with the SEC on August 3, 2020.

Letter to Shareholders First Made Available on August 14, 2020

Attached hereto is a letter dated August 14, 2020 that the Fund is sending to shareholders in which the Fund comments on the proxy contest being waged by Saba Capital Management, L.P. (“Saba”) with respect to the 2020 Annual Meeting. As previously disclosed, Saba is seeking to elect three candidates to the Fund’s Board of Trustees (the “Board”) at the 2020 Annual Meeting in opposition to the three highly qualified and very experienced nominees recommended by the Board, all of whom are current members of the Board. All three of the candidates proposed by Saba have previously served as Saba’s proposed nominees in connection with Saba’s other proxy contests against closed-end funds and one of Saba’s proposed nominees serves on the board of trustees of two closed-end funds, both competitors of the Fund, as a result of proxy contests by Saba against such closed-end funds. Saba has also disclosed it intends to present a shareholder proposal at the 2020 Annual Meeting to terminate the Fund’s investment advisory agreement with Amundi Pioneer Asset Management, Inc., which formerly was known as Pioneer Investment Management, Inc. Given that Saba has not proposed a replacement investment adviser, the Board believes that Saba’s proposal is extremely irresponsible and potentially devastating since, if approved, it would leave the Fund without an investment adviser and at risk of suffering significant harm. The Board unanimously recommends that the Fund’s shareholders vote on the WHITE proxy card “FOR ALL” of the Board’s nominees and “AGAINST” Saba’s proposal to terminate the Fund’s investment advisory agreement with Amundi Pioneer Asset Management, Inc. The Fund’s letter to shareholders is being filed herewith because it may be deemed to be solicitation material in connection with the Fund’s solicitation of proxies to be used at the 2020 Annual Meeting.

Important Additional Information And Where To Find It

The Fund’s trustees, executive officers, and certain persons associated with the Fund’s investment adviser and its parent company are deemed participants in the solicitation of proxies from the Fund’s shareholders in connection with the matters to be considered at the 2020 Annual Meeting of Shareholders. On August 3, 2020, the Fund filed a definitive proxy statement and an accompanying definitive WHITE proxy card with the SEC in connection with the solicitation of proxies from the Fund’s shareholders in connection with the matters to be considered at the Fund’s 2020 Annual Meeting of Shareholders. Information regarding the names of the Fund’s trustees, executive officers, and certain persons associated with the Fund’s investment adviser and its parent company and their respective direct or indirect interests in the Fund by security holdings or otherwise can be found in such such definitive proxy statement, including the schedules and appendices thereto. INVESTORS AND SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT AND THE ACCOMPANYING WHITE PROXY CARD AND OTHER DOCUMENTS FILED BY THE FUND WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain the definitive proxy statement, any amendments or supplements to the proxy statement, the accompanying WHITE proxy card, and other documents filed by the Fund with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available free of charge at the Fund’s website at https://www.amundipioneer.com/us, by writing to the Fund’s Secretary at Pioneer Floating Rate Trust, 60 State Street, Boston, Massachusetts 02109, or by contacting the Fund’s investor relations department at 1.800.859.8508.

August 14, 2020

Dear Pioneer Floating Rate Trust Shareholder,

We are writing to you again regarding this year’s upcoming Annual Meeting of Shareholders, as it is vital you are aware of how the impressive qualifications and credentials of the gender-diverse slate of trustee nominees recommended by your Board stand in stark contrast to those of the hand-picked, all-male slate of nominees proposed by Saba Capital Management, L.P.

Your Board unanimously recommends and strongly encourages you to vote on the WHITE proxy card “FOR ALL” of the Board’s highly qualified and very experienced nominees — Diane P. Durnin, Benjamin M. Friedman, and Kenneth J. Taubes — and “AGAINST” Saba’s proposal to terminate the Fund’s investment advisory agreement with Amundi Pioneer Asset Management, Inc.

THE BOARD’S HIGHLY QUALIFIED, HIGHLY CREDENTIALED, AND GENDER-DIVERSE SLATE OF NOMINEES BRINGS TO YOUR BOARD CRITICAL AND COMPLEMENTARY SKILL SETS, BACKGROUNDS, AND PERSPECTIVES THAT ARE CENTRAL TO THE BOARD’S OVERSIGHT OF THE FUND.

In deciding to vote on the WHITE proxy card “FOR ALL” of the Board’s highly qualified and very experienced nominees, we urge you to consider the following:

•

As current Board members, the Board’s nominees are deeply familiar with the Fund, its investment strategies, and its investment objective, as well as with the Fund’s portfolio managers and other key personnel that manage the day-to-day operations of the Fund;

•

That, as incumbent members of the Board, each of the Board’s nominees has made significant contributions to the Board’s deliberations and has proven that each has the integrity, knowledge, breadth of relevant and diverse experience, and proven commitment necessary to oversee the Fund as it continues to successfully execute on its investment objective;

•	That each of the Board’s nominees serves on the boards of trustees of other exchange-listed closed-end funds, closed-end interval funds, and open-end funds;

•	That each of the Board’s nominees has substantial experience protecting the interests of fund shareholders;

•

That each of the Board’s nominees, as part of their service as trustees on the boards of multiple closed-end funds, has experience regularly evaluating issues unique to closed-end funds, including the strategies for mitigating the discount at which closed-end funds’ shares may trade relative to their net asset value per share (“NAV”);

•

That the election of the Board’s nominees will promote the continuity of the Fund’s oversight and governance, which the Board believes is critical as the Board navigates the Fund through an unprecedented period of macroeconomic uncertainty and market volatility driven by heightened concerns about the COVID-19 global pandemic.

Consider the extremely impressive backgrounds and credentials of each of the Board’s nominees:

Diane P. Durnin

•	Experienced asset management executive who previously served as vice chair of Dreyfus, one of the world’s largest asset management organizations and a subsidiary of BNY Mellon Investment Management.
•	Extensive knowledge of investment product strategy and development.
•	Contributes to the Board’s diversity as one of four women on the Board.
•	As the Board’s newest member, having first joined the Board in January 2020, provides the Board with fresh insights and perspectives.

Benjamin M. Friedman

•	Internationally renowned economist, the William Joseph Maier Professor of Political Economy at Harvard University, and former Chairman of Harvard’s Department of Economics.
•	Previously served as an adviser to the Congressional Budget Office and the Federal Reserve Bank of New York.
•

Author and/or editor of eleven books aimed primarily at economists and economic policymakers, as well as the author of more than one hundred fifty articles on monetary economics, macroeconomics, and monetary and fiscal policy, published in numerous journals.

•

Brings expertise on the impact of monetary and fiscal policy on financial markets, especially relevant to your Fund in the current market environment where uniquely disruptive, economic headwinds are being countered by equally unprecedented government intervention and stimulus.

Kenneth J. Taubes

•	Serves as Executive Vice President and Chief Investment Officer of Amundi Pioneer overseeing an investment staff of over 90 professionals and, as of June 30, 2020, approximately $85 billion in assets.
•	Brings 40+ years of asset management experience with proven success across capabilities and strategies, including other closed-end funds.
•

Deep understanding of fixed income markets and a strong performance record as a portfolio manager executing fixed income strategies both at Amundi Pioneer and previously at another asset management firm.

IN STARK CONTRAST TO THE BOARD’S HIGHLY QUALIFIED, HIGHLY CREDENTIALED, AND GENDER-DIVERSE SLATE OF NOMINEES, YOUR BOARD BELIEVES THAT SABA’S ALL-MALE SLATE OF NOMINEES, HANDPICKED FROM THE SABA NOMINEE BULLPEN, LACKS ANY RELEVANT EXPERIENCE, SKILL SETS, OR COMPETENCIES NOT ALREADY PRESENT AMONG THE CURRENT MEMBERS OF THE BOARD.

•	Shareholders should be aware that Saba’s proposed nominees, which include no women, would, if elected, reduce the Board’s gender diversity.

•

In stark contrast to the Board’s three highly qualified, credentialed, and experienced nominees, all of whom are current members of the Board and deeply familiar with the Fund and its investment strategies, Saba’s proposed nominees are likely unfamiliar with the Fund and its investment strategies.

•

Shareholders should question how the election of Saba’s proposed nominees could jeopardize the continuity of the Fund’s oversight and governance during an unprecedented period of macroeconomic uncertainty and market volatility.

•

All of Saba’s proposed nominees, coming from Saba’s “bullpen” of “nominees for hire,” have a history of serving as Saba’s nominees in other proxy contests against closed-end funds. One of Saba’s nominees serves on the boards of trustees of two of the Fund’s competitors as a result of recent proxy contests by Saba.

•

In addition, Saba’s proposed nominees are participants in Saba’s proxy solicitation to advance a proposal to terminate the Fund’s investment adviser, which the Board believes is extremely irresponsible since, with no replacement investment adviser identified, it could leave the Fund “orphaned” and without any investment adviser to execute the investment objective that attracted shareholders to the Fund.

•

Shareholders should also be aware that Saba, to date, has not been willing to make any of its proposed nominees available for interviews by members of the Board. Shareholders should ask themselves what it is about Saba’s proposed nominees that Saba was afraid the Board might learn through such interviews.

We call to the attention of shareholders some of our specific concerns with Saba’s proposed nominees:

Charles I. Clarvit

•

Given Mr. Clarvit’s historical ties to Saba, including his past service as a nominee on Saba’s behalf at other closed-end funds targeted by Saba and recently, through its proxy contests at two other closed-end funds, causing him to be elected to the boards of both funds, can shareholders be confident that he will objectively represent their interests, particularly when the interests of Saba conflict with those of other shareholders?

Stephen J. Flanagan

•

Lacks relevant closed-end fund experience that would be additive to your Board, and his only connection to the investment management industry appears to be his service as a nominee for Saba at other closed-end funds targeted by Saba.

•

While Saba cites Mr. Flanagan’s “leadership experience at the helm of a major client services company” as a qualification to serve as a trustee of the Fund, the Board does not see how Mr. Flanagan’s client services skill set is relevant to the Board’s oversight role in ensuring that the Fund continues to successfully execute on its investment objective while at the same time mitigating the Fund’s discount to its NAV and protecting the Fund’s investors from the myriad of risks that a closed-end fund focused on fixed income investments is subject to.

Frederic Gabriel

•

Saba cites Mr. Gabriel’s “entrepreneurial expertise having founded a real estate investment firm” as a qualification supporting his ability to serve on the Board. However, this “real estate investment firm” appears to be a far cry from a closed-end investment fund as complex as the Fund and, according to his firm’s website, its asset portfolio consists of two residential properties in Jersey City, New Jersey that Mr. Gabriel is in the process of refurbishing.

•

While Mr. Gabriel’s entrepreneurial spirit may be laudable, he does not appear to have any experience that would be relevant to overseeing a registered closed-end fund, including any experience overseeing a portfolio of bank loans and other fixed income investments during one of the most turbulent and risky economic periods that the asset class has ever confronted.

Don’t be fooled by Saba and its attempt to have you believe its proxy contest and its proposed slate of nominees are intended to improve the Fund and its returns.

We have little doubt that Saba, through its proxy contest and its proposed nominees, is not seeking to enhance the Fund’s performance or the ability of the Fund to meet its stated investment objective. We believe that Saba’s proxy contest is nothing more than a transparent tactic intended to facilitate Saba’s ability to “hijack” the Fund and force a liquidity event, possibly even a complete liquidation of the Fund, that results in all of Saba’s shares being cashed-out at a per share price that approximates NAV, an outcome that would provide Saba with a quick profit but one that could make the Fund less viable and less able to meet its investment objective of providing investors with a high level of current income.

Preserve your Fund’s future and its viability as an investment vehicle for those investors seeking a high level of current income by opposing Saba’s self-serving proxy contest, the three candidates Saba handpicked from its nominee “bullpen,” and Saba’s potentially devastating proposal to terminate the Fund’s investment advisory agreement.

Your vote is important, no matter how many shares you own. Your Board unanimously recommends that shareholders vote on the WHITE proxy card “FOR ALL” of the Fund’s highly qualified and very experienced nominees, all of whom are valued members of your Board, and “AGAINST” Saba’s proposal to terminate the Fund’s investment advisory agreement with Amundi Pioneer. You may also vote by telephone or Internet by following the instructions on the enclosed WHITE proxy card. Your Board encourages you to vote each WHITE proxy card you receive.

If you hold shares through a broker, bank, or other custodian, you will receive voting materials from that firm. You can complete the WHITE voting instruction form by internet, telephone, or mail. The voting instruction form will contain instructions on how to access and utilize those voting methods. Since this is a contested proxy solicitation, if you do not give voting instructions to your broker, bank, or other custodian, pursuant to the rules of the New York Stock Exchange, your broker, bank, or other custodian will not be able to vote your shares with respect to the election of trustees or Saba’s proposal to terminate the Fund’s investment advisory agreement. We urge you to instruct your broker, bank, or other custodian to vote your shares on the WHITE proxy card.

If you have any questions or need assistance in voting your WHITE proxy card or voting instruction form, we encourage you to contact our proxy solicitor, Okapi Partners LLC, at +1 877-566-1922 (Toll Free).

Please do not return or otherwise vote any other proxy card or voting instruction form sent to you by Saba—even as a protest vote against Saba as this may cancel your prior vote for your Board’s nominees and your vote against Saba’s proposal to terminate the Fund’s investment advisory agreement. If you have previously returned a proxy card or voting instruction form sent to you by Saba, you can change your vote (1) by signing, dating and returning the enclosed WHITE proxy card or voting instruction form in the postage-paid envelope provided herewith; (2) by recording your voting instructions via telephone or the internet following the instructions on the enclosed WHITE proxy card or voting instruction form; or (3) by voting at the Annual Meeting. Only your latest-dated vote will count.

On behalf of your Board, we thank you for your continued support. We look forward to communicating further with you in the coming weeks.

Sincerely,

Thomas J. Perna

Chairman of the Board of Trustees

Forward Looking Statements

This letter is not an offer to purchase nor a solicitation of an offer to sell shares of the Fund. This letter may contain statements regarding plans and expectations for the future that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”), and such statements are intended to qualify for the safe harbors from liability established by the PSLRA. All statements other than statements of historical fact are forward-looking and can sometimes be identified as such by the context of the statements, including words such as “believe,” “could,” “expect,” “anticipate,” “plan,” “may,” “will,” “would,” “should,” “intend,” “possible,” “continue” “project,” “estimate,” “guidance” and other similar terms and phrases, whether in the negative or affirmative, although not all forward-looking statements include these words. Similarly, statements that describe the objectives, plans, or goals of the Fund or its investment adviser are forward-looking. Such forward-looking statements include, but are not limited to, statements regarding the proxy contest by Saba and the other participants in its solicitation of proxies from the Fund’s shareholders in connection with the matters to be considered at the Fund’s 2020 Annual Meeting of Shareholders, the potential impact to the Fund if Saba’s three proposed nominees are elected to the Fund’s Board of Trustees in lieu of the three incumbent trustees recommended for re-election by the Fund’s Board of Trustees, the potential impact to the Fund if Saba is successful in having its proposal to terminate the Fund’s investment adviser terminated and the Fund is left without a replacement investment adviser, the Fund’s efforts to drive investment returns and continue to create shareholder value, the ability of the Fund to continue to perform well against it peers and its benchmark index, the ability of the Fund to mitigate the gap between its net asset value per share and the Fund’s per share trading price, the potential impact to the Fund if it pursues a liquidity event as a result of Saba’s proxy contest, the viability of the Fund as an investment vehicle, taking into consideration its stated investment objective, if it was to pursue a liquidity event as a result of Saba’s proxy contest, the impact on the Fund if it needed to sell assets to fund a liquidity event, the ability of the Fund to generate attractive multi-year returns as the economy recovers, and the ability of the Fund to continue to execute against its stated investment objective. These forward-looking statements are based on current plans, expectations, estimates, forecasts, and projections and management’s current beliefs and assumptions and are subject to various risks and uncertainties that could cause actual results, performance, and events to differ materially from those described in the Fund’s forward-looking statements. Additionally, past performance is no guarantee of future results. Additional information concerning such risks and uncertainties are or will be contained in the Fund’s filings with the SEC, including the Fund’s Annual Report to Shareholders on Form N-CSR for the fiscal year ended November 30, 2019, and its subsequent filings with the SEC. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. Except as required by applicable law, the Fund undertakes no obligation to revise these statements, whether to reflect new information or the occurrence of unanticipated events or otherwise, following the date of this letter.

Important Additional Information And Where To Find It

The Fund’s trustees, executive officers, and certain persons associated with the Fund’s investment adviser and its parent company are deemed participants in the solicitation of proxies from the Fund’s shareholders in connection with the matters to be considered at the 2020 Annual Meeting of Shareholders. On August 3, 2020, the Fund filed a definitive proxy statement and an accompanying definitive WHITE proxy card with the SEC in connection with the solicitation of proxies from the Fund’s shareholders in connection with the matters to be considered at the Fund’s 2020 Annual Meeting of Shareholders. Information regarding the names of the Fund’s trustees, executive officers, and certain persons associated with the Fund’s investment adviser and its parent company and their respective direct or indirect interests in the Fund by security holdings or otherwise can be found in such definitive proxy statement, including the schedules and appendices thereto. INVESTORS AND SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT AND THE ACCOMPANYING WHITE PROXY CARD AND OTHER DOCUMENTS FILED BY THE FUND WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain the definitive proxy statement, any amendments or supplements to the proxy statement, the accompanying WHITE proxy card, and other documents filed by the Fund with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available free of charge at the Fund’s website at https://www.amundipioneer.com/us, by writing to the Fund’s Secretary at Pioneer Floating Rate Trust, 60 State Street, Boston, Massachusetts 02109, or by contacting the Fund’s investor relations department at 1.800.859.8508.

Disclaimer

The Fund has neither sought nor obtained the consent from any third party to use any statements or information contained in this letter that have been obtained or derived from statements made or published by any such third party. Any such statements or information should not be viewed as indicating the support of any such third party for the views expressed herein.

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